Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:          Robert Monson, CFO

                        713-881-2816

SEITEL REPORTS CORRECTION

Kelley Appointed Lead Director; Zeidman to Remain Interim CEO

HOUSTON, October 12, 2004 - On October 11, 2004, Seitel, Inc. (OTC Bulletin Board: SELA), announced that its board of directors had appointed Robert Kelley as lead director.  The heading of this release erroneously stated that Mr. Kelley was to serve as Seitel's Interim CEO. As previously announced, Fred Zeidman, Seitel's chairman of the board has assumed the CEO duties on an interim basis.

ABOUT SEITEL

Seitel is a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Seitel's products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it offers for license to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is one of the largest available for licensing in the United States and Canada. Seitel's seismic data library includes both onshore and offshore three- dimensional (3D) and two-dimensional (2D) data and offshore multi-component data. Seitel has ownership in over 32,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated primarily in the major North American oil and gas producing regions. Seitel markets its seismic data to over 1,300 customers in the oil and gas industry, and it has license arrangements with more than 1,000 customers.

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